UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934

June 26, 2024
Date of Report (Date of earliest event reported)

Pitney Bowes Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-3579	06-0495050
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

Address:	3001 Summer Street,		Stamford,	Connecticut	06926
Telephone Number:	(203)	356-5000

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $1 par value per share	PBI	New York Stock Exchange
6.70% Notes due 2043	PBI.PRB	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Securities Act. ☐

ITEM 2.05 COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES.
On June 26, 2024, Pitney Bowes Inc. (the “Company”), as part of its ongoing initiatives to accelerate value creation, approved a plan to realize cost reductions and improve efficiencies, which includes workforce reductions and other actions (the “2024 Plan”).
The Company currently expects to incur aggregate one-time, pre-tax charges associated with the 2024 Plan of approximately $25 million, primarily related to cash severance costs, to be recorded in the second quarter of 2024. We anticipate incurring additional charges in future periods related to further workforce reductions and other actions. The 2024 Plan is expected to be completed by the end of the first quarter of 2025.

Forward-Looking Statements
This Current Report on Form 8-K (this “Current Report”) contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including those relating to costs expected to be incurred in connection with implementation of the 2024 Plan and the timing thereof. Forward-looking statements are subject to inherent risks and uncertainties, including those discussed throughout the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the U.S. Securities and Exchange Commission on February 20, 2024, that could cause actual results to differ materially from those expressed in such forward-looking statements. Forward-looking statements in this Current Report speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
The employment of Gregg Zegras as Executive Vice President and President, Global Ecommerce at the Company ended, effective June 30, 2024 (the “Separation Date”).
In connection with Mr. Zegras’ separation from the Company, Mr. Zegras was offered a Separation and General Release Agreement (the “Separation Agreement”), pursuant to which, if executed and subject to agreement to the terms included therein (including a release), Mr. Zegras will be eligible to receive a cash payment equal to $856,000, less applicable taxes and withholdings, which amount represents fifty-two (52) weeks’ worth of Mr. Zegras’ base salary as in effect immediately prior to the Separation Date (the “Separation Amount”). In addition to the Separation Amount, Mr. Zegras would also be entitled to a pro-rata annual bonus (subject to his satisfaction of the release agreement requirement), based on company performance, corresponding to the time he served as Executive Vice President and President, Global Ecommerce in 2024 (the “Pro-Rata Bonus”) and other benefits. The Pro-Rata Bonus, if any, would be paid to Mr. Zegras when annual bonuses for then-active employees of the Company are paid, but no later than March 15, 2025.
Additionally, under the terms of the offered Separation Agreement, certain of Mr. Zegras’ incentive awards would vest as of the Separation Date while other incentive awards would continue vesting in accordance with their terms. Specifically, the restricted stock units granted to Mr. Zegras in 2023 (with respect to 76,103 units) would vest in full as of the Separation Date. The performance stock unit award granted to Mr. Zegras in 2024 (with respect to 187,970 units) would remain outstanding and continue to vest and be settled in accordance with its terms and will be prorated based on the full months of Mr. Zegras’ active service during the award’s three-year performance period. The 750,000 cash incentive units granted to Mr. Zegras in February 2022 and the 750,000 cash incentive units granted to Mr. Zegras in 2023, in each case, would remain outstanding and the number of those units that actually vest will be prorated based on the full months of active service during the respective award’s three-year performance period and otherwise be determined as provided in the cash incentive unit award agreements.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

104	The cover page of Pitney Bowes Inc.'s Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pitney Bowes Inc.

	By:	/s/ Lauren Freeman-Bosworth
Name: Lauren Freeman-Bosworth
Date: July 2, 2024	Title: Executive Vice President, General Counsel and Corporate Secretary